Exhibit 107

Filing Fee Table

Calculation of Filing Fees Table

Form S-4

(Form Type)

PotlatchDeltic Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $1 per share	Fee Calculation Rule 457(c) and (f)(1)	11,600,165	N/A	$514,815,322.70	$0.0000927	$47,723.38	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$514,815,322.70		$47,723.38
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$47,723.38

(1)

Represents the maximum number of shares of PotlatchDeltic Corporation (“PotlatchDeltic”) common stock, par value of $1 per share (“PotlatchDeltic common stock”), estimated to be issuable by the registrant upon the completion of (a) the merger of CatchMark Timber Trust, Inc. (“CatchMark”) with and into Horizon Merger Sub 2022, LLC, a wholly owned subsidiary of PotlatchDeltic (“Merger Sub”), with Merger Sub continuing as the surviving corporation (the “Company Merger”), and (b) the merger of CatchMark Timber Operating Partnership, L.P. (the “Partnership”) with and into Merger Sub with Merger Sub continuing as the surviving entity (the “Partnership Merger,” and together with the Company Merger, the “Mergers”), each as described in the proxy statement/prospectus contained herein. The number of shares of PotlatchDeltic common stock being registered is based on (x) (i) 49,247,661 shares of Class A common stock, par value of $0.01 per share, of CatchMark (“CatchMark common stock”) issued and outstanding as of June 30, 2022, together with an estimate of approximately 287,178 shares of CatchMark common stock potentially issuable pursuant to CatchMark equity awards prior to the completion of the Company Merger, plus (ii) 118,808 common units of the Partnership (each a “Partnership OP Unit”) issued and outstanding as of June 30, 2022, together with an estimate of approximately 781,851 Partnership OP Units potentially issuable pursuant to Partnership LTIP unit awards prior to the completion of the Partnership Merger, multiplied by (y) 0.230, which represents the fraction of a share of PotlatchDeltic common stock issuable for each share of CatchMark common stock and each Partnership OP Unit in the Mergers. This estimate is being made solely for purposes of calculating a maximum filing fee.

(2)

Calculated pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price of the securities being registered was calculated based on the product of (i) $44.38, the average of the high and low prices for shares of PotlatchDeltic common stock as reported on the Nasdaq Global Select Market on July 5, 2022, multiplied by (ii) 11,600,165 (which represents the estimated maximum number of shares of PotlatchDeltic common stock that may be issued to holders of CatchMark common stock and Partnership units in the Company Merger and the Partnership Merger, as described in footnote (1) above).